EXHIBIT 99.1

CB Financial Services, Inc. Announces Second Quarter and Year-to-Date 2019 Financial Results

WASHINGTON, Pa., July 29, 2019 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of the Bank, today announced its second quarter and year-to-date 2019 financial results.

Second Quarter 2019 Highlights

  Net income for the three months ended June 30, 2019 was $3.0 million, compared to $970,000 for the three months ended June 30, 2018, an increase of $2.0 million, or 207.1%.
  Total loans grew $27.1 million since March 31, 2019, at an annualized net loan growth rate of approximately 12.0%. The loan growth was mainly driven by net loan originations of $14.1 million for commercial real estate, $10.2 million for commercial and industrial and $4.5 million for residential real estate loans.
  Return on Average Assets (“ROA”) (annualized) for the three months ended June 30, 2019, was 0.91%, an increase of 57 basis points, as compared to 0.34% (annualized) for the three months ended June 30, 2018. Return on Average Equity (“ROE”) (annualized) for the three months ended June 30, 2019, was 8.32%, an increase of 492 basis points, as compared to 3.40% (annualized) for the three months ended June 30, 2018.
  Provision for loan losses decreased $250,000, or 41.7%, to $350,000 for the three months ended June 30, 2019, compared to $600,000 for the three months ended June 30, 2018. This was mainly due to improved credit metrics for criticized loans and reduced net charge-offs.
  Net interest income for the three months ended June 30, 2019, increased $1.5 million, to $10.7 million as compared to $9.2 million for the three months ended June 30, 2018. This is due to total net loan growth of $139.7 million since June 30, 2018, of which $95.5 million was attributed to acquired loans as a result of the First West Virginia Bancorp and Progressive Bank, National Association merger (“FWVB merger”) on April 30, 2018. The remaining net loan growth of $44.2 million, or 5.0%, was due to loan originations since June 30, 2018. In addition, investment securities acquired in the FWVB merger contributed to the increase in net interest income.
  Noninterest income increased $274,000 for the three months ended June 30, 2019, as compared to the three months ended June 30, 2018. This was mainly attributed to increased insurance commissions due to the Exchange Underwriters, Inc. acquisition of the customer list of Beynon Insurance (“Beynon”) as of August 1, 2018 and increased service fees on deposits accounts due to the FWVB merger.

FWVB Merger

The quarterly and year-to-date results were impacted by the FWVB merger that closed in the second quarter of 2018. The merger brought approximately $281.6 million in low-cost deposits, $95.5 million in loans and eight branch locations in the Upper Ohio Valley and Buckhannon, WV regions. In addition, we have added branch and back office personnel to accommodate the increased customer traffic and transaction volumes due to the FWVB merger. Our quarter and year-to-date financial results as of June 30, 2018 were impacted by approximately $769,000 and $793,000, respectively, of pre-tax merger-related expenses. Noninterest expense decreased $463,000 for the three months ended June 30, 2019, to $9.0 million as compared to $9.5 million for the three months ended June 30, 2018. This is due to the prior quarter ending June 30, 2018 merger expenses, partially offset by a complete quarter impact from the FWVB merger in the current quarter.

Net income for the three months ended June 30, 2019 was $3.0 million, compared to $970,000 for the three months ended June 30, 2018. As mentioned in the narrative above, the FWVB merger had a significant impact on net income for the quarter and year-to-date. Excluding first quarter charge-offs of $1.1 million, and various discrete one-time items of merger expenses of $793,000, and former Bank corporate lease termination cost of $67,000, which were partially offset by proceeds of $421,000 from a bank-owned life insurance policy; prior year net income would have been approximately $1.9 million and $3.2 million for the three and six months ended June 30, 2018, respectively.

Diluted earnings per share (“EPS”) for the three and six months ended June 30, 2019 were $0.55 and $1.08, compared to $0.19 and $0.51 for the three and six months ended June 30, 2018, respectively. Removing prior quarter-ending June 30, 2018 and year-to-date merger and various one-time discrete items, diluted EPS would have been reported at $0.36 and $0.70 per share for the three and six months ended June 30, 2018, which would have been increases of $0.17 and $0.19 per share, for the three and six months ended June 30, 2018, respectively.

“We are pleased to report our second quarter and year-to-date financial performance for 2019.  The second quarter recognized the one-year anniversary of the FWVB merger,” said Patrick G. O’Brien, President and Chief Executive Officer. “Our organization has thrived in our expanded footprint by continuing to build shareholder value with second quarter annualized loan growth of 12.0%, annualized deposit growth of 3.8% and annualized insurance commissions growth of 46.7%. We have made significant investments in our marketing initiatives that are increasing brand awareness in the tri-state region. In addition, the continued recognized benefits of the FWVB merger and Exchange Underwriters, Inc. acquisition of the Beynon customer list allowed our Board of Directors to return value to our shareholders by increasing our quarterly dividend by $0.02 per share since the prior year second quarter of June 30, 2018, to $0.24 per share. For the second half of 2019, our dedicated and talented team is poised to continue to create value for our shareholders and enhance services to our customers.”

STATEMENT OF INCOME REVIEW

Second Quarter Results

Net Interest Income.  Net interest income increased $1.5 million, or 16.7%, to $10.7 million for the three months ended June 30, 2019, compared to $9.2 million for the three months ended June 30, 2018.

Interest and dividend income increased $2.0 million, or 18.5%, to $12.7 million for the three months ended June 30, 2019 compared to $10.7 million for the three months ended June 30, 2018. Interest income on loans increased $1.4 million for the three months ended June 30, 2019, compared to the three months ended June 30, 2018. Average net loans increased by $65.5 million for the three months ended June 30, 2019, compared to the three months ended June 30, 2018. This was primarily due to the FWVB merger and organic loan growth. The FWVB merger not only affected the average loan balance, it also contributed to an increase of 31 basis points in loan yield. The credit mark recorded for the acquired loans in the FWVB merger was approximately $1.3 million for the prior quarter-ended June 30, 2018. The impact of the accretion from both the FWVB and FedFirst Financial Corporation (“FFCO”) acquired loan portfolios for the three months ended June 30, 2019 was $78,000, or 3 basis points increase, compared to $93,000, or 4 basis points increase, for the three months ended June 30, 2018. The remaining credit mark balance for both acquired loan portfolios was $1.8 million as of June 30, 2019. Interest income on taxable securities increased $402,000, mainly due to an increase of $51.1 million in the average balance and 14 basis points in yield in the current period. Other interest and dividend income increased $121,000, as a result of increased interest earned on correspondent deposit banks in the current period. This is a result of the FWVB merger and organic deposit growth. Interest income on federal funds sold increased $111,000, mainly due to an increase of $36.2 million in the average balance of other interest-earning assets comprised mainly of an increase of $15.8 million in interest-bearing cash at the Federal Reserve Bank and the two quarterly interest rate hikes of 25 basis points each by the Federal Reserve Board (“FRB”) since the three months ended June 30, 2018. Interest income on securities exempt from federal income tax decreased $71,000 in the current period. This was due to lower yielding security calls and sales for securities exempt from federal income tax, which attributed to an average balance decrease of  $15.0 million.

Interest expense increased $447,000, or 29.5%, to $2.0 million for the three months ended June 30, 2019, compared to $1.5 million for the three months ended June 30, 2018. Interest expense on deposits increased $638,000, due to an increase in average interest-bearing deposits of $122.6 million, primarily due to increases in deposits as a result of the FWVB merger. The average cost of interest-bearing deposits increased 21 basis points. This was primarily related to previously mentioned interest rate hikes by the FRB. Interest expense on short-term borrowings decreased $158,000, due to a decrease of $33.6 million in the average balance of FHLB borrowings, partially offset by an increase of $1.1 million in the average balance of securities sold under agreement to repurchase. Interest expense on other borrowed funds decreased $33,000 primarily due to FHLB long-term borrowings that had a decrease in the average balance of $4.8 million during the current quarter. This is a result of maturing FHLB long-term borrowings being retired.

Provision for Loan Losses.  The provision for loan losses was $350,000 for the three months ended June 30, 2019, compared to $600,000, for the three months ended June 30, 2018. Net charge-offs for the three months ended June 30, 2019, were $71,000, which included net-charge-offs of $47,000 on automobile loans, compared to $125,000 of net charge-offs for the three months ended June 30, 2018, which included $113,000 of net charge-offs on automobile loans. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. The decrease in the quarterly provision was primarily due to improved credit metrics for criticized loans and reduced charge-offs. In addition, overall improvements in credit matrix factors had a positive impact on the qualitative factors within the allowance calculation.

Noninterest Income.  Noninterest income increased $274,000, or 12.9%, to $2.4 million for the three months ended June 30, 2019, compared to $2.1 million for the three months ended June 30, 2018. Insurance commissions from Exchange Underwriters increased $203,000 due to increased direct bill commercial lines commission and fee income as a result of the Beynon customer list acquisition and contingency fees received. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $79,000 due to increased volume in ATM and Mastercard debit card fees as a result of the FWVB merger in the current quarter. The fair value of equity securities increased $65,000 due to the $109,000 gain for the three months ended June 30, 2019, as compared to the $44,000 gain for the three months ended June 30, 2018. This was a result of current market interest rate conditions. Other noninterest income increased $35,000 due to decreased amortization of mortgage servicing rights on sold mortgages and reduced student loan origination fees as a result of the student loan insurance company insolvency, and the discontinuing of student loan originations in the prior year. Other commissions decreased $132,000, due to the prior quarter recognition of a loan referral fee and liquidation of a partnership interest in the West Virginia Bankers Title Company, a legacy item from the FWVB merger.

Noninterest Expense.  Noninterest expense decreased $463,000, or 4.9%, to $9.0 million for the three months ended June 30, 2019, compared to $9.5 million for the three months ended June 30, 2018. Merger-related expense decreased $769,000, due to the prior quarter FWVB merger. Salaries and employee benefits decreased $157,000, primarily related to our health care insurance benefit attaining the stop-loss policy cap as a result of isolated participant claims and the prior quarter incentive compensation accrual related to loan growth. Occupancy decreased $125,000, primarily due to decreases in acquired bank building purchase accounting adjustments from the post-prior quarter finalization of all purchase accounting adjustments. In addition, there were decreases in building repairs and maintenance and other property expense. Contracted services increased $190,000, mainly as a result of the additional branch locations acquired in the FWVB merger. Bankcard processing expenses increased $91,000, due to increased ATM transactions as a result of the FWVB merger. Amortization of Core Deposit Intangible (“CDI”) increased $85,000, due to the CDI recorded for the FWVB merger. Other noninterest expense increased $69,000, primarily due to other losses that were charged-off as a result of fraudulent phishing transactions on customer accounts, amortization of the Beynon customer list for Exchange Underwriters, telephone, insurance, loan expenses and postage. These items were partially offset by decreases in office supplies, meals and entertainment, dues and subscriptions, travel and conference expenses. PA shares tax expense increased $52,000, due to the increase in equity based on the FWVB merger. Advertising expense increased $48,000, due to the Bank’s expanded marketing initiatives in various media outlets. Equipment expense increased $33,000 primarily due to additional branch locations requiring equipment maintenance contracts and data processing related to the FWVB merger. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $17,000, due to average asset growth and an assessment factor increase by the FDIC in the computation of the insurance assessment related to the FWVB merger.

Income Tax Expense.  Income taxes increased $510,000 to $744,000 for the three months ended June 30, 2019, compared to $234,000, for the three months ended June 30, 2018. The effective tax rate for the three months ended June 30, 2019 was 20.0%, compared to 19.4%, for the three months ended June 30, 2018. The increase in income taxes was due to an increase of $2.5 million in pre-tax income. The increase in the effective tax rate is due to a current quarter decline in tax-exempt income from securities.

Year-to-Date Results

Net Interest Income.  Net interest income increased $4.4 million, or 26.0%, to $21.1 million for the six months ended June 30, 2019, compared to $16.8 million for the six months ended June 30, 2018.

Interest and dividend income increased $5.6 million, or 28.7%, to $25.0 million for the six months ended June 30, 2019, compared to $19.4 million for the six months ended June 30, 2018. Interest income on loans increased $3.9 million primarily due to an increase in average loans outstanding of $106.3 million and an increase of 35 basis points in loan yield for the six months ended June 30, 2019. The increase in average loans was mainly due to the FWVB merger and total loan growth of $22.9 million during the current period. This was partially offset by a decrease of $21,000 in accretion on the acquired loan portfolios credit mark for the six months ended June 30, 2019. Credit mark accretion of $138,000, or 3 basis points, was recognized for the six months ended June 30, 2019, compared to $159,000, or 4 basis points for the six months ended June 30, 2018.  Interest income on taxable securities increased $1.2 million in the current period. In addition, an increase of 35 basis points in yield resulted from securities acquired in the FWVB merger. The average balance for taxable securities increased $75.0 million for the six months ended June 30, 2019. Other interest and dividend income increased $265,000 as a result of increased interest earned on correspondent deposit banks in the current period. The average balance of correspondent bank deposits increased $21.7 million in the current period. Interest income on federal funds sold increased $219,000, mainly due to an increase in the average balance of federal funds by $17.4 million for the current year and the two quarterly interest rate hikes of 25 basis points each by the FRB. Interest income on securities exempt from federal tax decreased $26,000 due to a decrease of $6.9 million in the average balance on securities exempt from federal tax. Despite the average balance decrease, there was an increase of 43 basis points in yield as a result of calls and sales of securities exempt from income tax with lower prevailing yields.

Interest expense increased $1.2 million, or 46.3%, to $3.8 million for the six months ended June 30, 2019, compared to $2.6 million for the six months ended June 30, 2018. Interest expense on deposits increased $1.6 million due to an increase in average interest-bearing deposits of $189.9 million, which is attributed primarily to the FWVB merger. The average cost of interest-bearing deposits increased 24 basis points in the current period. Interest expense on short-term borrowings decreased $309,000 in the current period primarily due to retired FHLB overnight borrowings that had an average balance of $38.0 million, partially offset by an increase of $5.1 million in the average balance of securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $49,000, primarily due to FHLB long-term borrowings that had a decrease in the average balance of $4.5 million during the current period. This is a result of maturing FHLB long-term borrowings being retired.

Provision for Loan Losses.  The provision for loan losses decreased $1.7 million, to $375,000, for the six months ended June 30, 2019, compared to $2.1 million of provision for loan losses for the six months ended June 30, 2018. Net charge-offs for the six months ended June 30, 2019, were $242,000, which included $180,000 of net charge-offs on automobile loans and $25,000 of net-charge-offs for student loans, compared to net charge-offs of $1.5 million for the six months ended June 30, 2018, which included $200,000 of net charge-offs on automobile loans. The decrease in net charge-offs for the current period was due to prior period charge-offs of $1.2 million for three commercial and industrial relationships in the first quarter of 2018. The provision for loan losses was impacted in the prior period by recording $2.1 million of provision for the originated loan portfolio due to the above-mentioned loan charge-offs and to appropriately reflect risk associated with the originated loan portfolio as of the six months ended June 30, 2018. Additionally, this was due to growth in the loan portfolio and average loan balances. The acquired loan portfolio from the FWVB merger included a credit mark of approximately $1.3 million in the prior period. The current period showed improved credit metrics within criticized loans, which had a positive impact on the qualitative factors within the allowance calculation. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and credit mark on acquired loan portfolios, with the possible need for additional provisions for loan losses.

Noninterest Income.  Noninterest income increased $503,000, or 11.9%, to $4.7 million for the six months ended June 30, 2019, compared to $4.2 million for the six months ended June 30, 2018. There was a $423,000 increase in insurance commissions from Exchange Underwriters mainly due to the Beynon customer list acquisition in the prior year. Service fees on deposit accounts increased $241,000 primarily due to increased ATM fees due to an increased volume of customer transactions and check card fees related to the FWVB merger. The fair value of equity securities increased $110,000 due to the $129,000 gain for the six months ended June 30, 2019, as compared to the $19,000 gain for the six months ended June 30, 2018, which was a result of current market interest rate conditions. There was an increase in the net gains on sales of residential mortgage loans of $88,000. The increase in gains was primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program and a stabilization in mortgage rates. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. Other noninterest income increased $72,000 due to decreased amortization of mortgage servicing rights on sold mortgages and reduced student loan origination fees as a result of the student loan insurance company insolvency, and the discontinuing of student loan originations in the prior year. Income on bank-owned life insurance (“BOLI”) increased by $31,000 due to the BOLI policies acquired in the FWVB merger. There was a decrease of $407,000, for other commissions due to prior period items of insurance proceeds recognized by a claim on a bank-owned life insurance policy due to the death of a former officer of the Bank, recognition of an ARC loan referral fee and liquidation of a partnership interest in the West Virginia Bankers Title Company, a legacy item from the FWVB merger. Net gains on the sales of investments decreased $53,000 due to investments sold at a loss of $60,000 in the first quarter of the current period. The losses were strategically recognized and designed to mitigate deteriorating investments-credit risk and to reinvest in higher yielding, longer-term investments.

Noninterest Expense.  Noninterest expense increased $2.0 million, or 12.1%, to $18.1 million for the six months ended June 30, 2019, compared to $16.2 million for the six months ended June 30, 2018. Salaries and employee benefits increased $1.1 million, primarily due to additional employees, salary increases, and employee group health insurance as a direct result of the FWVB merger. CDI amortization increased $436,000 due to the CDI recorded for the FWVB merger. Contracted services increased $323,000, due to the additional branch locations acquired in the FWVB merger. Equipment increased $239,000, primarily due to equipment purchases and new maintenance contracts related to the FWVB merger. Other noninterest expense increased $211,000, primarily due to the recorded amortization related to the Exchange Underwriters acquisition of the Beynon customer list, as well as other losses that were charged-off as a result of fraudulent phishing transactions on customer accounts, telephone, West Virginia Business Office (“B&O”) taxes for the WV branch locations, and postage; partially offset by decreases in office supplies, and dues and subscriptions.  Bankcard processing expense increased $159,000, due to the increased number of ATM and debit card transactions as a result of the FWVB merger. PA shares tax expense increased $121,000 due to the increase in equity based on the FWVB merger. Other real estate owned expense decreased $82,000, primarily due to recognized income of $76,000 for the leasing of mineral rights and a $33,000 gain on the sale of the acquired other real estate owned property from the FWVB merger. This was partially offset by expenses related to two new properties that moved into OREO in the current period. FDIC assessment fees increased $69,000 due to average asset growth and an assessment factor increase by the FDIC in the computation of the insurance assessment related to the FWVB merger. Advertising increased $65,000 related to the Bank’s expanded marketing initiatives in various media outlet and promotional items to promote the FWVB merger. Occupancy and legal and professional fees increased $64,000 and $56,000, respectively, due to increased real estate taxes, utilities, audit, consultation and legal fees in connection with post-merger Bank and Exchange Underwriters acquisition of the Beynon customer list. Merger-related expenses decreased $793,000 due to the absence of such expenses in the current period.

Income Tax Expense.  Income taxes increased $1.1 million, to $1.5 million for the six months ended June 30, 2019, compared to $401,000 for the six months ended June 30, 2018. The effective tax rate for the six months ended June 30, 2019 was 19.8% compared to 14.7% for the six months ended June 30, 2018. The increase in income taxes was related to an increase of $4.6 million in pre-tax income. The increase in the current period effective tax rate was due to the prior period recognition of the one-time income on a bank-owned life insurance claim of approximately $421,000, which was a discrete tax item for the first quarter of 2018. In addition, there was a decrease in income on securities exempt from federal income tax.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $23.9 million, or 1.9%, to over $1.3 billion at June 30, 2019, from just under $1.3 billion at December 31, 2018.

Cash and due from banks decreased $9.0 million, or 16.8%, to $44.4 million at June 30, 2019, compared to $53.4 million at December 31, 2018. This is primarily the result of funding loan growth and security purchases.

Investment securities classified as available-for-sale increased $10.6 million, or 4.7%, to $236.0 million at June 30, 2019, compared to $225.4 million at December 31, 2018. This increase was primarily the result of security purchases and current securities portfolio market value.

Loans, net, increased $22.9 million, or 2.5%, to $926.2 million at June 30, 2019, compared to $903.3 million at December 31, 2018. This was primarily due to net loan originations of $11.6 million in construction loans, $10.1 million in commercial real estate loans, $4.1 million in residential mortgage loans, $2.4 million in commercial and industrial loans, partially offset by a decrease of $5.5 million in consumer loans. There was an increase of $1.9 million in impaired loans due to increased credit risk on a commercial real estate relationship contributing to an increase in nonperforming loans to total loans. This ratio increased 37 basis points, or 53.6%, to 1.06% at June 30, 2019, compared to 0.69% at December 31, 2018.

Premises and equipment, net decreased $590,000, or 2.5%, to $22.9 million at June 30, 2019 compared to $23.4 million at December 31, 2018. This is due to current period depreciation on capitalized assets.

Liabilities.  Total liabilities increased $16.0 million, or 1.4%, to $1.2 billion at June 30, 2019 compared to $1.1 billion at December 31, 2018.

Total deposits increased $20.4 million, or 1.9%, to over $1.1 billion at June 30, 2019,  from just under $1.1 billion at December 31, 2018. There were increases of $20.0 million in demand deposits, $8.4 million in savings accounts, $6.6 million in time deposits and $1.9 million in brokered deposits, partially offset by decreases of $11.9 million in money market accounts and $4.5 million in NOW accounts. This increase is largely the result of demand, savings and time deposits greater than $100,000 during the current period. The legacy Bank deposit portfolio had approximately $19.1 million increase in deposits. The FWVB acquired deposit portfolio had an increase of $1.3 million in deposits. The Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $3.2 million, or 10.5%, to $27.7 million at June 30, 2019, compared to $31.0 million at December 31, 2018. At June 30, 2019 and December 31, 2018, short-term borrowings were comprised entirely of securities sold under agreements to repurchase. The decrease is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $3.0 million, due to a maturing FHLB long-term borrowing that was retired in the current period. As a result of the current period activity, the weighted average interest rate on long-term borrowings increased by 6 basis points to 2.09%.

Stockholders’ Equity.  Stockholders’ equity increased $7.9 million, or 5.7%, to $145.5 million at June 30, 2019, compared to $137.6 million at December 31, 2018. Net income was $5.9 million for the six months ended June 30, 2019. Book value per share was $26.78, an increase of $1.45, or 5.7%, at June 30, 2019, compared to $25.33 for December 31, 2018. The Company paid $2.6 million in dividends to stockholders and the unrealized gain on investment securities increased by $4.4 million due to improved current period market interest rate conditions.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank headquartered in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Consolidated financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

CB Financial Services, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	June 30,	December 31,
Selected Financial Condition Data:	2019	2018
Total Assets	$1,305,188	$1,281,301
Cash and Cash Equivalents	44,374	53,353
Securities Available-for-Sale	236,004	225,409

Loans
Real Estate:
Residential	330,865	326,769
Commercial	317,182	307,064
Construction	60,415	48,824
Commercial and Industrial	93,850	91,463
Consumer	116,727	122,241
Other	16,849	16,511
Total Loans	935,888	912,872
Allowance for Loan Losses	9,691	9,558
Loans, Net	926,197	903,314

Premises and Equipment, Net	22,858	23,448
Goodwill and Core Deposit Intangible	38,389	39,359
Deposits	1,107,103	1,086,658
Borrowings	44,730	50,979
Stockholders' Equity	145,507	137,625

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Operations Data:	2019	2018	2019	2018
Interest and Dividend Income	$12,669	$10,690	$24,965	$19,397
Interest Expense	1,964	1,517	3,826	2,616
Net Interest Income	10,705	9,173	21,139	16,781
Provision for Loan Losses	350	600	375	2,100
Net Interest Income After Provision for Loan Losses	10,355	8,573	20,764	14,681
Noninterest Income:
Service Fees on Deposit Accounts	798	719	1,551	1,310
Insurance Commissions	1,083	880	2,234	1,811
Other Commissions	131	263	289	696
Net Gains on Sales of Loans	50	46	142	54
Net Gain (Loss) on Sales of Investments	7	-	(53)	-
Fair Value of Equity Securities	109	44	129	19
Net Gains on Purchased Tax Credits	9	11	18	22
Net Gain on Disposal of Fixed Assets	8	-	2	-
Income from Bank-Owned Life Insurance	134	127	266	235
Other	70	35	136	64
Total noninterest income	2,399	2,125	4,714	4,211

Noninterest Expense:
Salaries and Employee Benefits	4,708	4,865	9,643	8,560
Occupancy	663	788	1,422	1,358
Equipment	665	632	1,369	1,130
FDIC Assessment	175	158	363	294
PA Shares Tax	249	197	517	396
Contracted Services	361	171	633	310
Legal and Professional Fees	160	145	341	285
Advertising	259	211	407	342
Bankcard Processing Expense	230	139	427	268
Other Real Estate Owned (Income)	(31)	(19)	(94)	(12)
Amortization of Core Deposit Intangible	485	400	970	534
Merger-Related	-	769	-	793
Other	1,107	1,038	2,114	1,903
Total noninterest expense	9,031	9,494	18,112	16,161
Income Before Income Taxes	3,723	1,204	7,366	2,731
Income Taxes	744	234	1,462	401
Net Income	$2,979	$970	$5,904	$2,330

Dividends Per Share	$0.24	$0.22	$0.48	$0.44
Earnings Per Share - Basic	0.55	0.19	1.09	0.51
Earnings Per Share - Diluted	0.55	0.19	1.08	0.51

Weighted Average Shares Outstanding - Basic	5,433,537	5,000,209	5,433,198	4,550,580
Weighted Average Shares Outstanding - Diluted	5,444,824	5,061,788	5,448,040	4,601,134

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Selected Financial Ratios(1):	2019	2018	2019	2018
Return on Average Assets	0.91%	0.34%	0.92%	0.45%
Return on Average Equity	8.32	3.40	8.42	4.53
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	135.79	133.02	134.50	133.60
Average Equity to Average Assets	10.98	9.98	10.92	9.93
Net Interest Rate Spread	3.38	3.33	3.41	3.34
Net Interest Margin	3.62	3.52	3.64	3.53
Net Charge-Offs to Average Loans	0.03	0.06	0.05	0.38
Efficiency Ratio	68.92	84.03	70.06	76.99

	(Unaudited)
	June 30,	December 31,
	2019	2018
Allowance For Loan Losses to Total Loans (2)	1.04%	1.05%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	97.87	151.40
Allowance For Loan Losses to Noncurrent Loans (2) (7)	121.62	264.91
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.21	1.26
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	114.63	181.70
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	142.46	317.92
Nonperforming Loans to Total Loans (6)	1.06	0.69
Noncurrent Loans to Total Loans (7)	0.85	0.40
Nonperforming Assets to Total Assets	0.78	0.56
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	11.47	11.44
Tier 1 Capital (to Risk Weighted Assets) (4)	11.47	11.44
Total Capital (to Risk Weighted Assets) (4)	12.58	12.57
Tier 1 Leverage (to Adjusted Total Assets) (4)	7.93	7.82
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	11.75	11.91
Tier 1 Capital (to Risk Weighted Assets) (5)	11.75	11.91
Total Capital (to Risk Weighted Assets) (5)	12.84	13.03
Tier 1 Leverage (to Adjusted Total Assets) (5)	8.20	8.14
Book Value Per Share	$26.78	$25.33
Outstanding Shares	5,433,489	5,432,289

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the mergers with FedFirst Financial Corporation and
First West Virginia Bancorp have been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(7) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21% for 2019 and 2018. As such, amounts do not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans with a zero yield. The yields and costs for the periods indicated are derived by dividing annualized income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended June 30,
	2019			2018
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$906,038	$10,707	4.74%	$840,537	$9,288	4.43%
Investment Securities
Taxable	204,010	1,390	2.73	152,867	988	2.59
Exempt From Federal Tax	31,130	285	3.66	46,101	371	3.22
Other Interest-Earning Assets	53,479	374	2.81	17,232	142	3.31
Total Interest-Earning Assets	1,194,657	12,756	4.28	1,056,737	10,789	4.10
Noninterest-Earning Assets	113,447			89,120
Total Assets	$1,308,104			$1,145,857

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$215,139	295	0.55%	$163,801	139	0.34%
Savings	217,426	149	0.27	188,628	124	0.26
Money Market	178,561	263	0.59	159,898	201	0.50
Time Deposits	221,126	1,117	2.03	197,281	722	1.47
Total Interest-Bearing Deposits	832,252	1,824	0.88	709,608	1,186	0.67

Borrowings	47,560	140	1.18	84,834	331	1.56
Total Interest-Bearing Liabilities	879,812	1,964	0.90	794,442	1,517	0.77

Noninterest-Bearing Demand Deposits	274,804			231,491
Other Liabilities	9,872			5,527
Total Liabilities	1,164,488			1,031,460

Stockholders' Equity	143,616			114,397
Total Liabilities and
Stockholders' Equity	$1,308,104			$1,145,857

Net Interest Income		$10,792			$9,272

Net Interest Rate Spread (1)			3.38%			3.33%
Net Interest-Earning Assets (2)	$314,845			$262,295
Net Interest Margin (3)			3.62			3.52
Return on Average Assets			0.91			0.34
Return on Average Equity			8.32			3.40
Average Equity to Average Assets			10.98			9.98
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			135.79			133.02

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income divided by average total interest-earning assets.
(4) Annualized.

	(Dollars in thousands) (Unaudited)
	Six Months Ended June 30,
	2019			2018
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$902,183	$21,174	4.73%	$795,872	$17,295	4.38%
Investment Securities
Taxable	194,683	2,654	2.73	119,720	1,422	2.38
Exempt From Federal Tax	35,783	629	3.52	42,672	660	3.09
Other Interest-Earning Assets	49,617	692	2.81	12,483	208	3.36
Total Interest-Earning Assets	1,182,266	25,149	4.29	970,747	19,585	4.07
Noninterest-Earning Assets	112,727			73,793
Total Assets	$1,294,993			$1,044,540

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$213,674	570	0.54%	$147,790	241	0.33%
Savings	215,283	294	0.28	161,610	186	0.23
Money Market	181,515	536	0.60	148,667	320	0.43
Time Deposits	219,220	2,143	1.97	181,751	1,227	1.36
Total Interest-Bearing Deposits	829,692	3,543	0.86	639,818	1,974	0.62

Borrowings	49,322	283	1.16	86,782	642	1.49
Total Interest-Bearing Liabilities	879,014	3,826	0.88	726,600	2,616	0.73

Noninterest-Bearing Demand Deposits	265,194			209,713
Other Liabilities	9,420			4,472
Total Liabilities	1,153,628			940,785

Stockholders' Equity	141,365			103,755
Total Liabilities and
Stockholders' Equity	$1,294,993			$1,044,540

Net Interest Income		$21,323			$16,969

Net Interest Rate Spread (1)			3.41%			3.34%
Net Interest-Earning Assets (2)	$303,252			$244,147
Net Interest Margin (3)			3.64			3.53
Return on Average Assets			0.92			0.45
Return on Average Equity			8.42			4.53
Average Equity to Average Assets			10.92			9.93
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			134.50			133.60

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903